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                                                                    EXHIBIT 10.6

                    FIRST AMENDMENT TO CALLAWAY GOLF COMPANY
                 RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN


     This First Amendment (this "Amendment") to Callaway Golf Company Restated Executive Deferred Compensation Plan (the "Plan") is made effective as of the first day of January 1999 by Callaway Golf Company ("Callaway Golf").

     A. Callaway Golf established the Plan to provide deferred compensation to a select group of management or highly compensated employees through an unfunded "top hat" arrangement exempt from the fiduciary, funding, vesting and plan termination insurance provisions of Title I and Title IV of the Employee Retirement Income Security Act; and

     B. The Board of Directors has approved the amendment of the Plan to (i) clarify the date on which an expression of investment preferences takes effect for purpose of determining assets allocable to a participant's hypothetical account under the Plan, (ii) provide generally that communication occurs only when the Company or its designee receives the investment instructions, (iii) clarify that the Company retains ultimate control over investment decisions (as required under Internal Revenue procedures or regulations) even where the participants have direct access to investment assets, and (iv) modify the timing of the distributions from the Plan upon an employee's termination of employment.

     NOW, THEREFORE, the Plan is amended as follows:

     1. Section 5.2, captioned "Investment Elections," is hereby deleted in its entirety and replaced as follows:

                "In accordance with rules, procedures and options established by the Committee, a Participant shall have the right to express preferences with respect to the investment of his or her Account, except for any period of time during which the Company limits Account earnings to interest accruals under Section 5.4 below. In accordance with procedures established by the Plan Administrator, a Participant may change his or her investment preferences twice each Plan Year. Such changes may be made, if at all, during the three-week period immediately following the quarterly distribution of individual account statements. As a general rule, an investment preference expressed by a Participant shall take effect on the first business day of the month following the Participant's communication of such preference. Ordinarily, a participant's communication occurs only when the Committee, the Company, the Plan Administrator, the trustee of the Trust (or any person designated by any of them to process or implement investment instructions) receives actual notice of a
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       Participant's investment preference. A Participant may transmit such notice by any means of communication which the Company may permit under the Plan, such as hand delivery, U.S. Mail, commercial courier, telephone, facsimile or Internet. The Participant assumes any risk posed by the means of communication which he or she selects.

            Although the Company shall have the hypothetical obligation to follow the Participant's investment preferences, the Company, in its sole discretion, may satisfy its hypothetical obligation from time to time in one or both of the following ways. First, the Company may invest assets hypothetically allocable to the Participant's Accounts in the specific investments, in the specific amounts and for the specific periods requested by the Participant; and the Company must credit or charge the Participant's Accounts with the earnings, gains or losses resulting from such investments. Second, the Company reserves the right -- exercisable in its sole discretion at any time and from time to time, without notice or Plan amendment -- to add, modify, suspend, terminate or override (i) any investment preference communicated by a Participant, (ii) any investment option made available to a Participant, or (iii) any means of communicating investment preferences and other information under the Plan; provided, however, the Company must credit or charge the Participant's Accounts with the same earnings, gains or losses that the Participant would have incurred if the Company had invested the assets hypothetically allocable to the Participant's Accounts in the specific investments, in the specific amounts and for the specific periods requested by the Participant.

            If this Plan is determined to be subject to the fiduciary provisions of Part 4 of Title I of ERISA, this Plan shall be treated as a Plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1, in which Plan fiduciaries may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by a Participant or Beneficiary."

     2. Section 7.3, starting at page 12, of the Plan, captioned "Termination of Employment" is deleted in its entirety and replaced as follows:

       "Upon Termination of the Employment of a Participant or Inactive Participant, the Company shall distribute his or her Account under the Plan, as elected by the Participant or Inactive Participant (at the time of his or her deferral of Compensation) in a lump sum or in five, ten or fifteen substantially equal annual installments. For terminations prior to January, 1, 1999, the payment from the account shall occur or commence within 30 days after the first day of the calendar year immediately following the calendar year in which the Termination of
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       Employment occurs. For terminations after December 31, 1998, the payment from the Account shall occur or commence within the 30-day period immediately following the Termination of Employment."

     3. After the effective date of this Amendment, each reference in the Plan to the "Plan" shall mean and refer to the Plan as amended hereby. Except as provided in this Amendment, the Plan and all related documents shall remain in full force and effect and are ratified and confirmed.

     IN WITNESS WHEREOF, this First Amendment to the Plan has been executed as of the date set forth above.

                              CALLAWAY GOLF COMPANY

                              By:  /s/ DAVID A. RANE
                                 -----------------------------
                              Name:  David A. Rane

                              Title: Executive Vice President,
                                     Administration and Planning,
                                     and Chief Financial Officer